Exhibit 10.3

Date : 1/2/2021

Comprehensive Information
Technology Services Agreement

After discussion between both parties

 Shenzhen Jinhui Technology Co., Ltd. (“Service Provider”)

and

Waton Securities International Limited
(“Customer”)

Comprehensive Information Technology Services Agreement

This Comprehensive Information Technology Services Agreement (the “Agreement”) is entered into as of February 1, 2021 (the “Effective Date”) by and between the following parties:

(1)
Shenzhen Jinhui Technology Co., Ltd., 3201-4, Office Building T5, Qianhai China Resources Financial Center, No. 5035, Menghai Avenue, Nanshan Street, Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen (“Service Provider”);

(2)
Waton Securities International Limited (Company No. 0250537), a company incorporated in Hong Kong with limited liability and its registered office is at 18 / F , 8 Lyndhurst Terrace, 2-10 Lyndhurst Terrace, Central, Hong Kong (the “Customer”);

The Service Provider and the Customer are hereinafter collectively referred to as the “Parties” and any of them as a “Party”.

Recitals

WHEREAS:

A.
The Customer wishes to engage the Service Provider as an independent contractor of the Customer to provide comprehensive information technology services in accordance with the terms and conditions of this Agreement or other subsequent supplementary agreements, including but not limited to designing, developing and hosting mobile applications, system connection, program writing, software development, upgrades and updates, software and hardware procurement, application, hosting and maintenance , etc.

B.
The Service Provider wishes to provide comprehensive Information Technology services and agrees to provide the services in accordance with the terms and conditions of this Agreement or other subsequent supplementary agreements.

C.	Each Party is duly authorized and able to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing representations and the mutual promises and benefits contained in this Agreement, the Parties hereby agree as follows:

1.	Purpose of the Agreement

The Customer hereby appoints and engages the Service Provider, and the Service Provider hereby accepts such appointment, to perform the services related to the comprehensive information technology services described in this Agreement (collectively referred to as the “Services”).

2.	Software Support

Service provider must test software quality and ensure compliance with software safety requirements before delivering or launching applications and related software.

3.	Fees and Payment Methods

3.1
The amount of the comprehensive information technology services covered by this Agreement shall be based on the direct expenses incurred by the Service Provider plus a ten percent premium (10%). The direct expenses include the time charges of the employees involved in providing the services and other related direct expenses, and shall be based on actual reimbursement.

3.2	The Customer agrees to conduct acceptance immediately upon receipt of the delivery notice issued by the Service Provider and complete the acceptance before the end of the Acceptance Period.

3.3
The Customer agrees to pay the full amount of the invoice issued by the Service Provider 2 months after receipt of the invoice (as defined in Section 20 of this Agreement) or upon completion of delivery and acceptance of the relevant comprehensive information technology services, whichever is earlier.

3.4
The Customer must pay Service Provider interest at the rate of five percent ( 5% ) per annum on any overdue amount from the date it became due until the date Service Provider receives the overdue amount. The Customer must also reimburse Service Provider on demand for any collection costs incurred by Service Provider as a result of Customer’s failure to pay when due, including, without limitation, reasonable litigation costs and legal fees as the prevailing party.

3.5
The development costs of new projects proposed by the Customer that are beyond the scope of this Agreement will be negotiated separately, and the final costs will be determined through friendly negotiations between the two Parties.

3.6
Unless otherwise agreed in writing, all amounts payable to the Service Provider shall be paid by electronic transfer or check to the bank account specified and designated by the Service Provider in this Agreement or in the Service Provider’s invoice. The Customer agrees to pay the fees to the following accounts:

Bank Name: [ ]

Bank Account Name: Shenzhen Jinhui Technology Co., Ltd.

Bank Account Number: [ ]

3.7	All amounts shall be paid 2 months after presentation of invoice. No deduction or set-off of bank costs or charges of any kind shall be made.

4.	Termination

4.1
If the Customer unilaterally terminates this Agreement before the application is officially delivered, the Customer must pay the Service Provider all remaining unpaid amounts under this Agreement, and the Service Provider is not required to refund any fees to the Customer ; if the Service Provider unilaterally terminates this Agreement without a valid reason, the Service Provider shall refund the fees that the Customer has paid but the Service Provider has not yet provided in proportion to the fees paid by the Customer after friendly negotiations between the two Parties.

4.2
The Service Provider or Customer may terminate this Agreement if the other Party is in material breach of any provision of this Agreement and, if remediable, fails to remedy such breach within thirty (30) days of the other Party’s notice of such breach requiring remediation.

5.	The Responsibilities of the Service Provider and Customer

5.1	The Service Provider agrees to do each of the following:

(i)	service proposal and use best efforts to ensure that the design and functionality of the application meets the Customer’s specifications;

(ii)
devote as much productive time, energy and capacity as possible to perform its duties under this Agreement to provide the required services in a timely, efficient and consistent manner and within the timeframes specified in the proposal;

(iii)	perform the Services in a workmanlike manner and with professional diligence and skill as a fully trained, skilled, competent and experienced person;

(iv)
upon completion of the development of the application, assist the Customer with installing the application to its final location, this assistance will include helping the Customer upload the completed file to the Service Provider’s selected web hosting company and submitting it for approval on the Apple App Store and Google Play;

(v)	provide services and applications that are satisfactory and acceptable to the Customer and are substantially free of defects; and

(vi)	communicate with the Customer on progress made towards the milestones outlined in the proposal so that the Services are performed regularly and within the agreed timeframe.

5.2	The Customer agrees to do each of the following:

(i)	hire the Service Provider as the service provider of its application (see the proposal for details);

(ii)	provide all assistance and cooperation to the Service Provider in order to complete the application in a timely and efficient manner;

(iii)	provide any compliance requirements for the application; and

(iv)	provide initial information and make all content available for the application.

6.	Confidentiality Clause

6.1
The Parties acknowledge that, as a result of the prior relationship and/or during the term of this Agreement, they have or may have certain Confidential Information belonging to or about the other Party. The Parties further acknowledge that it is in their legitimate business interest to keep their respective Confidential Information confidential. “Confidential Information” means any information, data and/or documents of a confidential and/or commercially sensitive nature relating to a Party (whether or not marked as confidential) and any information, data and/or documents obtained or received by the other Party in any manner (whether before or after the Signing Date), including but not limited to any trade secrets, know-how, drawings, artwork, samples, methods, systems, procedures, discovered information, ideas, concepts, conclusions, discoveries, inventions, results, specific techniques, processes, formulas, studies, marketing information, financial information, customer and supplier details, pricing information, business plans and/ or any other information or materials of any kind or nature that are proprietary to a Party and that such Party wishes to keep confidential and that are not readily available to the public or to the Party’s actual or potential competitors.

6.2	The Parties commit to:

(i)	use the other Party’s Confidential Information only for the term and purpose of entering into and performing this Agreement;

(ii)
use at least the same degree of care, diligence, and discretion in limiting disclosure of the other Party’s Confidential Information as it uses to protect its own Confidential Information, but in no event less than reasonable care and diligence.

6.3
In addition, each Party undertakes to keep the other Party’s Confidential Information confidential at all times during this Agreement or after its termination or cancellation. Neither Party shall disclose the other Party’s Confidential Information to any third party, except to its affiliates, consultants, agents, contractors, directors, officers and employees, provided that such disclosure is limited to those persons necessary for the purpose of making this Agreement effective (but only to the extent that each such person has a need to know), and such persons are first bound by confidentiality and restricted user obligations that are no less onerous than those set forth in this Agreement.

6.4	The obligations contained in this clause 6 do not apply to any information that:

(i)	the Party receiving the information (the “Receiving Party”) may demonstrate by written record that it possessed the information prior to receiving it from the other Party (the “Disclosing Party”);

(ii)
is generally available to the public before disclosure by the Disclosing Party or is generally available to the public after disclosure (other than as a result of a breach by the Receiving Party of its obligations under this Agreement);

(iii)	the recipient can prove that it obtained the information from a third party who is legally entitled to possess the information;

(iv)	is subsequently developed independently by the Receiving Party without reference to or use of the Disclosing Party’s Confidential Information;

(v)	release is approved with the written consent of the Disclosing Party; and/or

(vi)
is required to be disclosed under the requirements of any law, statute or ordinance, or in the course of any court proceedings, or under the rules or regulations of any recognised stock exchange, but such disclosure shall be as limited as reasonably possible and the disclosing Party shall have been consulted before such disclosure is made.

6.5	Notwithstanding anything contained in this Section 6, a Party shall be responsible for any violation of this Section by any of its directors, officers, employees, consultants, agents, etc.

6.6
Except as otherwise provided in this Agreement, all documents provided by the Disclosing Party to the Receiving Party pursuant to this Agreement shall remain the property of the Disclosing Party and shall be returned to the Disclosing Party upon termination of this Agreement. The Receiving Party shall not make or retain any copies of any such documents without the Disclosing Party’s prior written consent.

7.	Representations and Warranties of the Parties

7.1	The Parties each represent and warrant as follows:

(i)	Each Party has full capacity , authority and rights to perform its obligations under this Agreement;

(ii)
This Agreement is the legal, valid and binding obligation of the Parties hereto and is enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium or similar legal and equitable relief affecting creditors’ rights); and

(iii)
The entering into of this Agreement will not violate any Party’s articles of incorporation, charter, law, operating agreement or other governing document or any material contract to which such Party is also a party.

7.2	The Service Provider hereby represents and warrants as follows:

(i)	The Service Provider shall have the right to control and direct the manner, details, manner and method of performing the Services required under this Agreement;

(ii)	The Service Provider has the experience and ability to perform the Services required by this Agreement;

(iii)	The Service Provider shall have the right to perform the Services required under this Agreement at any location and time determined by the Service Provider;

(iv)
The Services required under this Agreement shall be provided by the Service Provider and the Customer shall not be required to employ, supervise or pay any assistant personnel to assist the Service Provider in providing such Services;

(v)	The Service Provider shall be responsible for all ordinary and necessary expenses of itself and its employees; and

7.3	The Customer hereby declares and warrants as follows:

(i)	The Customer will promptly pay the Service Provider the amounts due under this Agreement and as detailed in the proposal for this Agreement;

(ii)	The Customer shall notify the Service Provider at least 14 days before implementing any program changes that affect the Service Provider’s obligations under this Agreement;

(iii)	The Customer should inform Service Provider of any specific laws, rules or regulations that must be followed in order to comply with local accessibility requirements; and

(iv)	The Customer shall provide Service Provider with such other assistance as is reasonable and appropriate from time to time to enable Service Provider to perform its obligations under this Agreement .

8.	Service and Product Statements and Warranties

8.1
Performance: The Service Provider hereby warrants and represents that for a period of 30 days after delivery of the application or other services and products to the Customer in accordance with the proposal (the “Support Period”) , the front-end and back-end systems will be free from programming errors and defects in workmanship and materials and will conform to the specifications of the proposal. If programming errors or other defects are discovered during the Support Period, the Service Provider shall promptly correct such errors or defects at Service Provider’s sole expense.

8.2
No Defects: The Service Provider personnel hereby warrants and represents that when the application is delivered or accessed by the Customer, the application will be free from material defects and free from viruses, logic locks and other disabling devices or codes, and in particular will not contain any viruses, Trojan horses, worms, dead drop devices, trap doors, time bombs or other software routines or other hardware components that may allow unauthorized access to, disable, erase or otherwise damage the application or any software, hardware or data, cause the application or any software or hardware to perform any functions other than those specified in this Agreement, stop, interrupt or degrade the operation of the application or any software or hardware, or perform any other such actions.

9.	Nature of the Relationship

9.1
Independent Contractor Status: The Service Provider agrees to perform the Services hereunder only as an independent contractor. The Parties agree that nothing in this Agreement shall be construed to create a joint venture, partnership, franchise, agency, employer/employee, or similar relationship between the Parties or to authorize either Party to act as the agent of the other. The Service Provider is and will remain an independent contractor in its relationship with the Customer. The Customer shall not be responsible for any withholding taxes associated with the Service Provider’s indemnification hereunder. The Service Provider shall not make any claim against the Customer for vacation pay, sick leave, retirement benefits, social security, workers’ compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind, whether under this Agreement or otherwise. Nothing in this Agreement shall create any obligations between either Party and any third party.

9.2
The Service Provider’s Indemnification to the Customer : The Customer entered into this Agreement in reliance on the information provided by the Service Provider, including Service Provider’s express representation that it is an independent contractor and complies with all applicable laws relating to working as an independent contractor. If any regulatory body or court of competent jurisdiction determines that the Service Provider is not an independent contractor and/or does not comply with applicable laws relating to working as an independent contractor based on the Service Provider’s own conduct, the Service Provider shall bear full responsibility and liability for all taxes, assessments and penalties imposed on the Service Provider and/or the Customer as a result of such contrary interpretation (including, but not limited to, taxes, assessments and penalties that would have been deducted from the Service Provider’s profits if the Service Provider were on the Customer’s payroll and employed as an employee of the Customer).

10.	Authorization

The Service Provider personnel agrees to grant to the  Customer a transferable, assignable, non-exclusive license to use the software framework. The Customer and the Service Provider personnel agree that payments made under this Agreement are solely for licensing and custom consulting services and do not compensate the Service Provider for any “work for hire”. The Service Provider personnel retains the right to distribute, disseminate and otherwise license the application in any manner that does not violate any other section of this Agreement. The Service Provider shall retain all rights in the source code of the provided software. All intellectual property rights in the application shall belong to the Service Provider and shall not transfer to the Customer upon the Service Provider’s entry into this Agreement and after the Service Provider has fulfilled all of its business obligations. All intellectual property rights and ownership rights in the application created pursuant to this Agreement shall belong to the Service Provider and shall be subject to the terms and conditions of this Agreement. Notwithstanding anything in this Section, the Customer retains ownership of any data, information or other property stored, saved, transmitted or otherwise transformed by the licensed application.

11.	No Conflict of Interest; Other Activities

The Service Provider hereby warrants to the Customer that, to its knowledge, the Service Provider is not currently obligated to perform any existing contractual or other obligations that conflict with or are inconsistent with this Agreement. During the term, the Service Provider is free to engage in other development activities; however, the Service Provider shall not accept work, enter into contracts or accept obligations that are inconsistent with or incompatible with the Service Provider’s obligations under this Agreement or the scope of services to be provided to the Customer.

12.	Return of Property

Within 60 days of termination of this Agreement (whether on expiration date or otherwise), the Service Provider agrees to return to the Customer all of the Customer’s products, samples, models or other property and all documents, without retaining any copies or annotations thereof, relating to the Customer’s business, including, but not limited to, reports, summaries, lists, correspondence, information, computer files, computer disks and all other materials obtained by the Service Provider during the course of representing the Customer and copies of all such materials relating to the Service Provider’s representation of  the Customer. All documents, records, files, blueprints, specifications, information, correspondence, notes, media listings, original works/creativity, notebooks and similar items relating to the Customer’s business, whether prepared by or in the possession of the Service Provider personnel, shall be the exclusive property of the Customer.

13.	Compensation

13.1
The Service Provider shall indemnify and hold harmless the Customer and its officers, members, managers, employees, agents, contractors, sublicensees, affiliates, subsidiaries, successors and assigns from and against any and all damages, liabilities, costs, expenses, claims and/or judgments (including, without limitation, reasonable attorneys’ fees and expenses) (collectively, “Claims”) which may be suffered or incurred by the Customer as a result of:

(i)	the Service Provider arising out of or in connection with the performance of its duties under this Agreement; or

(ii)	the Service Provider is in breach of any of its obligations, agreements or duties under this Agreement.

13.2	The Customer shall indemnify and hold harmless the Service Provider from and against all claims it may suffer or incur and all claims arising primarily from:

(i)	the Customer’s business operations;

(ii)	the Customer breaches or purports to breach any agreement to which it is a party, or fails or purports to fail to perform under such agreement; or

(iii)	the Customer breaches any obligation, agreement or duty under this Agreement;

provided, however, that none of the foregoing is caused by any act or omission of the Service Provider.

14.	Intellectual Property

14.1
The Service Provider does not infringe intellectual property rights: The Service Provider hereby represents and warrants that the use and proposed use of the application by the Customer or any third party does not and will not infringe any trademark, copyright, patent, trade secret, industrial design or other rights of any third party in the application, and the Service Provider has not received any notice, complaint, threat or claim of infringement of such rights, and the use of the application will not include any activities that may constitute “passing off”. In the event that the application infringes the rights of any such third party, the Customer shall obtain the permission or consent of such third party to use the application.

14.2
The Customer does not infringe intellectual property rights: The Customer represents and warrants to the Service Provider personnel that any text, graphics, photographs, designs, trademarks, or other artwork elements provided to the Service Provider personnel for inclusion in the application are owned by the Customer or the Customer has permission from the rightful owner to use each such element, and the Customer will hold the Service Provider personnel and its subcontractors harmless from any liability (including attorneys’ fees and court costs) arising out of the use of such elements provided by the Customer, including any threatened or actual claim or action.

14.3
Continuing Ownership of Existing Trademarks: The Service Provider acknowledges the Customer’s right, title and interest in all service marks, trademarks and trade names used by it and agrees not to engage in any activity or takes any direct or indirect action that may contest, dispute or otherwise prejudice the Customer’s rights, title and interest therein, nor shall the Service Provider take any action or representation that would diminish the value of said marks or trade names. The Service Provider shall not apply for, acquire or assert, through advertising or otherwise, any right , title or interest in any such service marks, trademarks or trade names or other service marks, trademarks or trade names that may be confusingly similar to any such service marks, trademarks or trade names. As of the date of termination of this Agreement, the Service Provider shall cease using all trademarks, marks and trade names of the Customer.

15.	Amendment

No amendment, variation or modification of this Agreement will be effective unless in writing and signed by both Parties.

16.	Agreement Transfer

The Customer may freely assign this Agreement, in whole or in part. The Service Provider may not assign or delegate its obligations under this Agreement without the Customer’s written consent, except that the Service Provider may assign its right to receive any amounts that may be paid to it for its services under this Agreement, which assignment shall be effective only upon the Customer’s receipt of written notice of such assignment or transfer.

17.	Successors and assigns

All references to the Parties in this Agreement shall be deemed to include references to their respective successors and assigns (as applicable). The provisions of this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Parties.

18.	Force Majeure

Neither Party shall be deemed in breach or default in performance of its obligations under this Agreement, nor shall it be liable to the other Party for any fire, earthquake, flood, explosion, strike, riot, war, terrorism, epidemic (including COVID-19) or similar event beyond the reasonable control of the other Party (each, a “Force Majeure Event”); however, in the event of a Force Majeure Event, the affected Party shall, as soon as practicable:

(i)	notify the other Party of the Force Majeure Event and its impact on performance under this Agreement; and

(ii)	use reasonable efforts to resolve any problems arising from the Force Majeure Event and perform its obligations under this Agreement.

19.	No Implied Waiver

The failure of either Party to insist upon strict performance of any covenant or obligation under this Agreement, regardless of the duration of such failure, shall not be deemed a waiver of such Party’s right to require strict compliance in the future. The express or implied consent or waiver of any breach or default in the performance of any obligation under this Agreement shall not constitute a consent or waiver of any other breach or default in the performance of any other obligation.

20.	Notice

All notices, requests and other communications required or permitted to be given under this Agreement shall be delivered in person or sent by registered mail, prepaid postage, fax or electronic mail to the address/number of the Party specified below (or such other address/number as may be notified in writing by one Party to the other Party not less than 7 business days in advance). “Business Day” means a day on which banks in Hong Kong are generally open to the public for ordinary banking business, not being a Saturday, Sunday or public holiday in Hong Kong. The date on which such notices, requests and other communications shall be deemed to have been validly given shall be determined as follows:

21.1	if delivered in person, at the time of delivery;

21.2	if sent by registered mail, 3 business days after posting; and

21.3	if sent by fax or email, it shall be deemed to have been effectively sent on the date of successful transmission (as evidenced by an automatically generated confirmation of delivery).

If sent to the Service Provider:

Address	:	Room 3201-4, Office Building T5, Qianhai China Resources Financial Center, No. 5035, Menghai Avenue, Nanshan Street, Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen

If sent to the Customer:

Address	:	18 / F, 8 Lyndhurst Terrace , 2-10 Lyndhurst Terrace, Central, Hong Kong
Fax Number	:	25443976
E-mail	:	info@infast.hk
Recipient	:	Franco Chu

21.	Governing Law and Jurisdiction

This Agreement shall be governed by and construed in all respects in accordance with the laws of Hong Kong. The Parties irrevocably submit to the non-exclusive jurisdiction of the Hong Kong courts.

22.	Other Expenses

Each Party shall bear its own legal fees and expenses incurred in the negotiation, preparation, settlement, execution and execution of this Agreement.

23.	Copy of Agreement/ Electronic Signature

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. For purposes of this Agreement, a signature by facsimile, email or other electronic medium shall have the same force and effect as an original signature.

24.	Severability

If at any time any one or more of the provisions of this Agreement are held to be invalid, illegal, unenforceable or incapable of being performed in any respect, the validity, legality, enforceability or performance of the remaining provisions of this Agreement shall not be affected or impaired thereby .

25.	Entire Agreement

This Agreement and the documents referred to herein contain the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersede all prior written or oral drafts, prior agreements, arrangements and compromises between the Parties with respect to such matters .

26.	Title

The headings used in this Agreement are for reference purposes only and shall not be used to construe meaning or intent.

[Remainder of this page is intentionally left blank]

By signing below, the Parties agree to be bound by the terms and conditions of this Agreement and all requirements contained in the proposal.

In witness whereof, the Parties have signed this Agreement on the date indicated on the first page of this Agreement.

Customer

Signatory:

)
)
For (and on behalf of))
Waton Securities International Limited	)
	)	/s/ (Company Chop)

witness :

Service Provider

Signatory:

)
)
For (and on behalf of))
Shenzhen Jinhui Technology Co., Ltd.	)
	)	/s/ (Company Chop)

witness :